Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
OF
INTEVAC, INC.
(a Delaware corporation),
AND
INTEVAC, INC.
(a California corporation)
     THIS AGREEMENT AND PLAN OF MERGER, dated as of July 19, 2007 (the “Agreement”), is between Intevac, Inc., a Delaware corporation (“Intevac Delaware”), and Intevac, Inc., a California corporation (“Intevac California”). Intevac Delaware and Intevac California are sometimes referred to herein as the “Constituent Corporations”.
RECITALS
     (1) Intevac Delaware is a corporation duly organized and existing under the laws of the State of Delaware with an authorized capital of 60,000,000 shares, 50,000,000 of which are designated Common Stock, par value $0.001 per share, and 10,000,000 of which are designated Preferred Stock, par value $0.001 per share. As of the date hereof, 1,000 shares of Common Stock of Intevac Delaware were issued and outstanding, all of which are held by Intevac California, and no shares of Preferred Stock of Intevac Delaware were outstanding.
     (2) Intevac California is a corporation duly organized and existing under the laws of the State of California with authorized capital of 60,000,000 shares, no par value per share, 50,000,000 of which are designated Common Stock, and 10,000,000 of which are designated Preferred Stock. As of July 11, 2007, (i) 21,421,765 shares of Common Stock of Intevac California were issued and outstanding, and (ii) no shares of Preferred Stock of Intevac California were issued and outstanding.
     (3) The Board of Directors of Intevac California has determined that, for the purpose of effecting the reincorporation of Intevac California in the State of Delaware, it is advisable and in the best interests of Intevac California and its shareholders that Intevac California merge with and into Intevac Delaware upon the terms and conditions herein provided.
     (4) The respective Boards of Directors of Intevac Delaware and Intevac California have approved this Agreement and have directed that this Agreement be submitted to a vote of the holders of their respective securities entitled to vote by applicable law and, upon obtaining a favorable vote, be executed by the undersigned officers.
     (5) The respective Boards of Directors of Intevac Delaware and Intevac California intend the reincorporation of Intevac California in the State of Delaware to constitute a “plan of reorganization” and to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

     NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, Intevac Delaware and Intevac California hereby agree, subject to the terms and conditions hereinafter set forth, as follows:
1)	MERGER
          a) Merger. In accordance with the provisions of this Agreement, the Delaware General Corporation Law and the California Corporations Code, Intevac California shall be merged with and into Intevac Delaware (the “Merger”), the separate existence of Intevac California shall cease, and Intevac Delaware shall be (and is herein sometimes referred to as) the “Surviving Corporation.” The name of the Surviving Corporation shall be Intevac, Inc.
          b) Filing and Effectiveness. The Merger shall become effective when the following actions shall have been completed:
               i) This Agreement and the Merger shall have been adopted and approved by the sole stockholder of Intevac Delaware and the shareholders of Intevac California in accordance with the requirements of the Delaware General Corporation Law and the California Corporations Code, respectively;
               ii) All of the conditions precedent to the consummation of the Merger specified in this Agreement shall have been satisfied or duly waived by the party entitled to satisfaction thereof;
               iii) An executed Certificate of Merger, or an executed counterpart of this Agreement meeting the requirements of the Delaware General Corporation Law, shall have been filed with the Secretary of State of the State of Delaware; and
               iv) An executed Certificate of Merger, or an executed counterpart of this Agreement meeting the requirements of the California Corporations Code, shall have been filed with the Secretary of State of the State of California.
The date and time when the Merger shall become effective, as aforesaid, is herein called the “Effective Time of the Merger.”
          c) Effect of the Merger. Upon the Effective Time of the Merger, the separate existence of Intevac California shall cease, and Intevac Delaware, as the Surviving Corporation, (i) shall continue to possess all of its assets, rights, powers and property as constituted immediately prior to the Effective Time of the Merger, (ii) shall be subject to all actions previously taken by its and Intevac California’s Board of Directors, (iii) shall succeed, without other transfer, to all of the assets, rights, powers and property of Intevac California in the manner as more fully set forth in Section 259 of the Delaware General Corporation Law, (iv) shall continue to be subject to all of its debts, liabilities and obligations as constituted immediately prior to the Effective Time of the Merger, and (v) shall succeed, without other transfer, to all of the debts, liabilities and obligations of Intevac California in the same manner as if Intevac Delaware had itself incurred them, all as more fully provided under the applicable provisions of the Delaware General Corporation Law and the California Corporations Code.
2)	CHARTER DOCUMENTS, DIRECTORS AND OFFICERS
          a) Certificate of Incorporation. The Certificate of Incorporation of Intevac Delaware in substantially the form attached hereto as Exhibit A shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with the provisions thereof and applicable law.
          b) Bylaws. The Bylaws of Intevac Delaware in substantially the form attached hereto as Exhibit B shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with the provisions thereof and applicable law.
          c) Directors and Officers. The directors and officers of Intevac California immediately prior to the Effective Time of the Merger shall be the directors and officers of the Surviving Corporation, until their successors shall have been duly elected and qualified or until as otherwise provided by law, the Certificate of Incorporation of the Surviving Corporation or the Bylaws of the Surviving Corporation.
3)	MANNER OF CONVERSION OF STOCK
          a) Intevac California Common Stock. Upon the Effective Time of the Merger, each share of Intevac California Common Stock issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by the Constituent Corporations, the holder of such shares or any other person, be converted into and exchanged for one (1) fully paid and nonassessable share of Common Stock, $0.001 par value, of the Surviving Corporation.
          b) Intevac California Options, Stock Purchase Rights and Convertible Securities. Upon the Effective Time of the Merger, the Surviving Corporation shall assume and continue the equity incentive plans (including without limitation the 2004 Equity Incentive Plan and the 2003 Employee Stock Purchase Plan) and all other employee benefit plans of Intevac California. Each outstanding and unexercised option, warrant or other right to purchase Intevac California Common Stock shall become an option, warrant or right to purchase the Surviving Corporation’s Common Stock on the basis of one (1) share of the Surviving Corporation’s Common Stock for every one (1) share of Intevac California Common Stock issuable pursuant to any such option, warrant or right, on the same terms and conditions and at an exercise price per share equal to the exercise price applicable to any such Intevac California option, warrant or right at the Effective Time of the Merger. A number of shares of the Surviving Corporation’s Common Stock shall be reserved for issuance upon the exercise of options, warrants or rights equal to the number of shares of Intevac California Common Stock so reserved immediately prior to the Effective Time of the Merger.
          c) Intevac Delaware Common Stock. Upon the Effective Time of the Merger, each share of Common Stock, $0.001 par value, of Intevac Delaware issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by Intevac Delaware, the holder of such shares or any other person, be canceled and returned to the status of authorized but unissued shares.
          d) Exchange of Certificates.
               i) After the Effective Time of the Merger, each holder of an outstanding certificate representing shares of Intevac California Common Stock may, at such stockholder’s option, surrender the same for cancellation to Computershare Trust Company, N.A., as exchange agent (the “Exchange Agent”), and each such holder shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of the Surviving Corporation’s Common Stock into which the surrendered shares were converted as herein provided.
               ii) Until so surrendered, each outstanding certificate theretofore representing shares of Intevac California Common Stock shall be deemed for all purposes to represent the number of whole shares of the Surviving Corporation’s Common Stock into which such shares of Intevac California Common Stock were converted in the Merger. The registered owner on the books and records of the Surviving Corporation or the Exchange Agent of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Surviving Corporation or the Exchange Agent, have and be entitled to exercise any voting and other rights with respect to and to receive dividends and other distributions upon the shares of Common Stock of the Surviving Corporation represented by such outstanding certificate as provided above.
               iii) Each certificate representing Common Stock of the Surviving Corporation so issued in the Merger shall bear the same legends, if any, with respect to the restrictions on transferability as the certificates of Intevac California so converted and given in exchange therefor, unless otherwise determined by the Board of Directors of the Surviving Corporation in compliance with applicable laws.
               iv) If any certificate for shares of the Surviving Corporation’s Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, that such transfer otherwise be proper and that the person requesting such transfer pay to the Exchange Agent any transfer or other taxes payable by reason of the issuance of such new certificate in a name other than that of the registered holder of the certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not payable.

4)	GENERAL
          a) Covenants of Intevac Delaware. Intevac Delaware covenants and agrees that it will, on or before the Effective Time of the Merger:
               i) Qualify to do business as a foreign corporation in the State of California and in connection therewith irrevocably appoint an agent for service of process as required under the provisions of Section 2105 of the California Corporations Code;
               ii) File any and all documents with the appropriate tax authority of the State of California necessary for the assumption by Intevac Delaware of all of the corporate and/or franchise tax liabilities of Intevac California; and
               iii) Take such other actions as may be required by the California Corporations Code.
          b) Further Assurances. From time to time, as and when required by Intevac Delaware or by its successors or assigns, there shall be executed and delivered on behalf of Intevac California such deeds and other instruments, and there shall be taken or caused to be taken by Intevac Delaware and Intevac California such further and other actions, as shall be appropriate or necessary in order to vest or perfect in or conform of record or otherwise by Intevac Delaware the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Intevac California and otherwise to carry out the purposes of this Agreement, and the officers and directors of Intevac Delaware are fully authorized in the name and on behalf of Intevac California or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.
          c) Abandonment. At any time before the Effective Time of the Merger, this Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of either Intevac California or Intevac Delaware, or both, notwithstanding the approval of this Agreement by the shareholders of Intevac California or by the sole stockholder of Intevac Delaware, or by both.
          d) Amendment. The Boards of Directors of the Constituent Corporations may amend this Agreement at any time prior to the filing of this Agreement (or certificate in lieu thereof) with the Secretaries of State of the States of California and Delaware, provided that an amendment made subsequent to the adoption of this Agreement by the shareholders of either Constituent Corporation shall not: (1) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such Constituent Corporation, (2) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger, or (3) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class of shares or series thereof of such Constituent Corporation.

          e) Registered Office. The registered office of the Surviving Corporation in the State of Delaware is located at 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801, and The Corporation Trust Company is the registered agent of the Surviving Corporation at such address.
          f) Agreement. Executed copies of this Agreement will be on file at the principal place of business of the Surviving Corporation at 3560 Bassett Street, Santa Clara, California 95054, and copies thereof will be furnished to any shareholder of either Constituent Corporation, upon request and without cost.
          g) Governing Law. This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Delaware and, so far as applicable, the merger provisions of the California Corporations Code.
          h) Counterparts. In order to facilitate the filing and recording of this Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, this Agreement, having first been approved by resolutions of the Boards of Directors of Intevac Delaware and Intevac California, is hereby executed on behalf of each of such corporation by their respective officers thereunto duly authorized.

INTEVAC, INC., a Delaware corporation
By:	/s/ Charles B. Eddy III
Charles B. Eddy III
Chief Financial Officer

INTEVAC, INC., a California corporation
By:	/s/ Charles B. Eddy III
Charles B. Eddy III
Chief Financial Officer
[Signature Page to Agreement and Plan of Merger]

EXHIBIT A
CERTIFICATE OF INCORPORATION
OF
INTEVAC, INC.
(Delaware)

EXHIBIT B
BYLAWS
OF
INTEVAC, INC.
(Delaware)